EX-99.h.1.ii

AMENDMENT NO. 3 TO
SCHEDULE A

DELAWARE VIP TRUST

SHAREHOLDER SERVICES AGREEMENT

APPLICABLE SERIES

AMENDED AS OF OCTOBER 4, 2019

Delaware VIP Diversified Income Series	Effective as of May 20, 2003
Delaware VIP Emerging Markets Series	Effective as of April 19, 2001
Delaware VIP High Yield Series	Effective as of April 19, 2001
Delaware VIP International Value Equity Series	Effective as of April 19, 2001
Delaware VIP Limited-Term Diversified Income Series	Effective as of April 19, 2001
Delaware VIP REIT Series	Effective as of April 19, 2001
Delaware VIP Small Cap Value Series	Effective as of April 19, 2001
Delaware VIP Smid Cap Core Series	Effective as of April 19, 2001
Delaware VIP U.S. Growth Series	Effective as of April 19, 2001
Delaware VIP Value Series	Effective as of April 19, 2001
Delaware VIP Covered Call Strategy Series	Effective as of October 4, 2019
Delaware VIP Fund for Income Series	Effective as of October 4, 2019
Delaware VIP Growth Equity Series	Effective as of October 4, 2019
Delaware VIP Equity Income Series	Effective as of October 4, 2019
Delaware VIP Government Cash Management Series	Effective as of October 4, 2019
Delaware VIP Growth and Income Series	Effective as of October 4, 2019
Delaware VIP Opportunity Series	Effective as of October 4, 2019
Delaware VIP Limited Duration Bond Series	Effective as of October 4, 2019
Delaware VIP Special Situations Series	Effective as of October 4, 2019
Delaware VIP International Series	Effective as of October 4, 2019
Delaware VIP Total Return Series	Effective as of October 4, 2019
Delaware VIP Investment Grade Series	Effective as of October 4, 2019

AGREED AND ACCEPTED:

DELAWARE INVESTMENTS FUND		DELAWARE VIP TRUST
SERVICES COMPANY		for its series set forth in this Schedule A

By:	/s/ Richard Salus	By:	/s/ Shawn K. Lytle
Name:	Richard Salus	Name:	Shawn K. Lytle
Title:	Senior Vice President and	Title:	President and Chief Executive Officer
Global Head of Fund Services